Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

April 17, 2013

CC Holdings GS V LLC and Crown Castle GS III Corp.

2.381% Senior Secured Notes due 2017

3.849% Senior Secured Notes due 2023

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for CC Holdings GS V LLC, a Delaware limited liability company (the “Issuer”), and Crown Castle GS III Corp., a Delaware corporation (the “Co-issuer” and, together with the Issuer, the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange (i) up to $500,000,000 aggregate principal amount of new 2.381% Senior Secured Notes due 2017 (the “2017 Exchange Notes”) for a like aggregate principal amount of outstanding 2.381% Senior Secured Notes due 2017, which have certain transfer restrictions (the “2017 Original Notes”), and (ii) up to $1,000,000,000 aggregate principal amount of new 3.849% Senior Secured Notes due 2023 (the “2023 Exchange Notes” and, together with the 2017 Exchange Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 3.849% Senior Secured Notes due 2023, which have certain transfer restrictions (the “2023 Original Notes” and, together with the 2017 Original Notes, the “Original Notes”). The Exchange Notes are to be issued pursuant to the indenture dated as of December 24, 2012 (the “Indenture”), among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Exchange Notes are to be guaranteed (the “Guarantees”) by the guarantors listed on Annex A hereto (the “Guarantors”) on the terms and subject to the conditions set forth in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture (including the Guarantees therein) and the form of Exchange Note included therein; (b) the Certificate of Incorporation, as amended, of the Co-issuer and the Certificates of Formation, in each case as amended, of the Issuer and each Guarantor that is a Delaware limited liability company (the “Delaware Guarantors”); (c) the Bylaws, as amended, of the Co-issuer and the Limited Liability Company Agreements, in each case as amended, of the Issuer and each Delaware Guarantor; (d) the unanimous written consents adopted by the Board of Directors and the Member of each of the Issuer and each Delaware Guarantor on December 10, 2012; and (e) the unanimous written consent adopted by the Board of Directors of the Co-Issuer on December 10, 2012.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Trustee and the Guarantors (other than the Delaware Guarantors) and that the form of the Exchange Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Exchange Notes have been duly authorized by the Company and, when executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by each Delaware Guarantor and, assuming that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by each other Guarantor and the Trustee, when the Exchange Notes are executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, each Guarantee will constitute the legal, valid and binding obligation of the applicable Guarantor enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. In particular, we do not purport to pass on any matter governed by the laws of Connecticut, Georgia, Florida, Illinois or Texas.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

CC Holdings GS V LLC and Crown Castle GS III Corp.

    1220 Augusta Drive, Suite 500

        Houston, Texas 77057-2261

O

Annex A

Guarantors	State or Other Jurisdiction of Incorporation or Organization

AirComm of Avon, L.L.C.	Connecticut
Coverage Plus Antenna Systems LLC	Delaware
Global Signal Acquisitions LLC	Delaware
Global Signal Acquisitions II LLC	Delaware
High Point Management Co. LLC	Delaware
ICB Towers, LLC	Georgia
Interstate Tower Communications LLC	Delaware
Intracoastal City Towers LLC	Delaware
Pinnacle Towers LLC	Delaware
Pinnacle Towers III LLC	Delaware
Pinnacle Towers V Inc.	Florida
Radio Station WGLD LLC	Delaware
Shaffer & Associates, Inc.	Illinois
Sierra Towers, Inc.	Texas
Tower Systems LLC	Delaware
Tower Technology Company of Jacksonville LLC	Delaware